Marcum & Kliegman LLP

Certified Public Accountants & Consultants

A Limited Liability Partnership Consisting of Professional Corporations

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM'S AUTHORIZATION

We authorize the inclusion in Alteon Inc.'s Form 8-K/A (copy received by our office on September 5, 2006), our report dated, March 20, 2006, with respect to our audit of the financial statements of HaptoGuard Inc. (A development Stage Company), as of December 31, 2005 and 2004, and the related statements of operations, changes in stockholders' equity (deficiency) and cash flows for the year ended December 31, 2005, for the period from July 19, 2004 (inception) to December 31, 2004 and for the period July 19, 2004 (inception) to December 31, 2005.

Marcum & Kliegman LLP

New York, New York
September 5, 2006

655 Third Avenue • 16th Floor • New York, NY 10017 • Tel 212-981-3000 • Fax 212-981-3001

Melville New York Greenwich Grand Cayman Riverhead

www.mkllp.com